Exhibit 99.1

INVOICE CLOUD INC. 2009 EQUITY INCENTIVE PLAN

Effective January 19, 2009

(as amended July 15, 2010)

1.	Establishment, Purpose and Types of Awards

Invoice Cloud, Inc. a Delaware corporation (the “Company”), hereby establishes the Invoice Cloud, Inc. 2009 EQUITY INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve value to the equity holders and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of Stock Options to purchase (including to the extent permitted by applicable law, incentive Stock options qualifying under Code section 422 and nonqualified Stock options) restricted or unrestricted stock, phantom stock, performance awards, other equity-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Board or committee(s) appointed by the Board that administers the Plan in accordance with Section 3 hereof.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Articles” means the Corporation’s Articles of Incorporation, as may be amended from time to time.

(d) “Award” means any Stock option, Stock appreciation right, Stock award, phantom Stock award, performance award, or other equity-based award.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means a Liquidity Event, as defined in the Articles, provided however, a private equity or venture capital financing of the Company through the sale of Interests in the Company, which financing is led by one or more venture capital or private equity funds, for the primary purpose of raising capital for use in the operations of the Company, shall not be considered a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Option Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(i) “Fair Market Value” means, with respect to a share of the Company’s Stock for any purpose on a particular date, the value determined by the Administrator in good faith and in accordance with the Stockholders Agreement. However, if the Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Stock, or by such other source, selected by the Administrator. If no public trading of the Stock occurs on the relevant date but the Stock are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(h) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Stock occurs, as determined in the Administrator’s discretion.

(j) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(k) “Stock” means Class C Common Stock of the Company as described in the Articles.

(l) “Stockholders Agreement” means the agreement by and between the Company and certain stockholders as referenced therein, as may be amended from time to time.

3.	Administration

(a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”).

(b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of Stock to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 6 or 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability. To the maximum extent permitted by law, the Administrator (and its delegees) shall not be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification. To the maximum extent permitted by law and by the Articles, the Administrator (and its delegees) shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	Stock Available for the Plan

(a) Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of Stock that may be delivered to participants under the Plan shall be determined by the Board of Directors of the Company, subject to the terms of the Articles and applicable agreements between the Company and its stockhlders including without limitation the Stockholders Agreement. In addition, any Stock delivered under the Plan of the Company, which is forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan.

(b) If any Award, or portion of an Award, under the Plan, expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled, or if any Stock are surrendered to the Company in connection with any Award (whether or not such surrendered equity was acquired pursuant to any Award), or if any Stock are withheld by the Company, the Stock are subject to such Award and the surrendered and withheld Stock shall thereafter be available for further Awards under the Plan; provided, however, that any such Stock that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422, to the extent permitted under the applicable law.

(c) Incentive Stock Options: Each Stock Option intended to be an Incentive Stock Option (“ISO”), to the extent permitted by law, must be so designated at the time of grant, and shall be issued only to an employee of the Company or an Affiliate of Company and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i). Minimum standards: The ISO shall meet the minimum standards required of all other Stock Options, except as provided herein.

(ii). Option Price: At the time the ISO is granted, if the participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

(y). 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per Stock covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option; or

(z). More than 10% of the total combined voting power of all classes of Stock of the Company or an Affiliate, the Option price per Stock covered by each ISO shall not be less than 110% of the said Fair Market Value on the date of grant.

(iii). Term of Option: For participants who own:

(y). 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

(z). More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv). Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

5.	Participation

Participation in the Plan shall be open to such employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a) Stock Options. The Administrator may, to the extent permitted by applicable law, from time to time grant to eligible participants Awards of incentive Stock options as that term is defined in Code section 422 or nonstatutory Stock options; provided, however, that Awards of incentive Stock options shall be limited to employees of the Company or of any current or hereafter existing “parent” or “subsidiary,” as defined in Code sections 424(e) and (f), respectively, of the Company. Options intended to qualify as incentive Stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonstatutory Stock options may be granted with an exercise price less than Fair Market Value. No Stock option shall be an incentive Stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such Stock option.

(b) Stock Awards. The Administrator may from time to time grant restricted or unrestricted Stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A Stock Award may be paid in Stock, in cash, or in a combination of Stock and cash, as determined in the sole discretion of the Administrator.

(c) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“Phantom Stock”) in such amounts and on such terms and conditions, as it shall determine. Phantom Stock granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of Phantom Stock may be settled in Stock, in cash, or in a combination of Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a Stock holder with respect to Stock represented by a phantom Stock solely as a result of the grant of a phantom Stock to the grantee.

(d) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(e) Other Equity-Based Awards. The Administrator may from time to time grant other equity-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other equity-based awards may be denominated in cash, in Stock or other securities, equity-equivalents, in securities or debentures convertible into Stock, or in any combination of the foregoing and may be paid in Stock or other securities, in cash, or in a combination of Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in Stock, such Stock shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b) Loans. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive Stock option granted with respect to an incentive Stock option, to the extent permitted by applicable law, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments for Corporate Transactions and Other Events.

(i)

Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting the Stock, (A) the maximum number of Stock as to which Awards may be granted under this Plan, as provided in Section 4 of the Plan, and (B) the number of Stock covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional units and fractional cents that arise with respect to outstanding Awards as a result of the Stock dividend, Stock split or reverse Stock split.

(ii)

Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of Stock reserved for issuance or with respect to which Awards may be granted under the Plan, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

(iii)

Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, outstanding Stock options under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of Stock options under the Plan will be permitted, for a period of at least five (5) days prior to the effective time of the Change in Control, to (a) exercise all portions of such Awards that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control or (b) exercise all portions of such Awards that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control and surrender of such portion and receive a number of shares Stock equal to the net issuance amount determined in accordance with the following formula:

X = Y(A-B)/A

Where:	X =	the number of shares of Stock to be issued to the Participant

	Y=	the number of shares of Stock requested to be exercised under the Grant Agreement.

	A=	the fair market value of one (1) share of Stock at the effective time of the Change in Control.

	B=	the Exercise Price;

Provided, however, that any such exercise of any portion of such an Award which becomes exercisable as a result of such Change in Control shall be deemed to occur immediately prior to the effective time of such Change in Control.

(iv)

Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or Stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f) Other Agreements. As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for Stock issued pursuant to any Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, the Stockholders Agreement, voting trust agreement or other agreements regarding the Stock of the Company in such form(s) as the Administrator may determine from time to time.

(g) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

(h) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(i) Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal or state securities laws, the right to exercise an Award or receive Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Stock under Federal, state or foreign laws.

The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any Stock certificate, make such written representations (including representations to the effect that such person will not dispose of the Stock so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Stock in compliance with applicable Federal, state or foreign securities laws. The Stock certificates issued pursuant to this Plan may bear a legend restricting transferability of the Stock unless such Stock are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state or foreign securities laws.

(j) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(k) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

(l) Effective Date; Termination Date. The Plan is effective as of the effective date stated herein. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. This Plan may be amended, revised, modified or earlier terminated by vote of the Board of Directors of the Company; provided however any such amendment, revision, modification or termination shall not adversely affect grants occurring prior to the date of termination. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

AMENDMENT NO. 2 TO THE

INVOICE CLOUD INC.

2009 EQUITY INCENTIVE PLAN

Pursuant to Section 7(g) of the Invoice Cloud Inc. 2009 Equity Incentive Plan (the “Plan”), the Board (as defined in the Plan) may amend or modify the Plan or any portion thereof at any time, and pursuant to Section 3(b)(v) of the Plan, the Board may amend or modify outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards. Pursuant to this authority, the Board is adopting this Amendment No. 2 (the “Amendment”), which shall become effective immediately upon the consummation of the Merger (as defined herein). In accordance with that certain Agreement and Plan of Merger, dated as of December 11, 2018 (as amended, modified, supplemented or restated from time to time, the “Merger Agreement”), dated of December 11, 2018, by and among the Company, Hancock Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Buyer”), Invoice Cloud, Inc., a Delaware corporation (“Invoice Cloud”), and Summit Representative, LLC, a Delaware limited liability company, solely in its capacity as the initial representative for the Shareholders, Optionholders and Rollover Participants (each as defined in the Merger Agreement), pursuant to which, among other things, Merger Sub will be merged with and into Invoice Cloud, with Invoice Cloud being the surviving corporation upon the terms and conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.	Plan Name. The Plan shall be renamed the “Hancock Parent, LLC Amended and Restated 2009 Equity Incentive Plan”.

2.

References to “Company”. All references in the Plan and the applicable award agreements to the “Company” shall mean “Hancock Parent, LLC, Delaware limited liability company, and its successors by operation of law”.

3.

References to “Articles”. All references in the Plan and the applicable award agreements to “Articles” shall be removed and replaced with the term “LLC Agreement”, which shall mean “the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 11, 2019 (as amended, supplemented or otherwise modified from time to time)”.

4.

Definition of “Change in Control”. “Change in Control” shall mean “(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, the stockholders of the Company as of the date on which the Plan was adopted, the any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in one or a series of transactions, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, (ii) a merger or consolidation of the Company with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company, other than a merger or consolidation in which the stockholders of the Corporation as of the date on which this Plan was adopted continue to hold 50% or more of the combined voting power of the Company’s outstanding securities immediately after such merger or consolidation, or (iii) a complete liquidation or dissolution of the Company or the consummation of a sale, license or disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries in one or a series of transactions”.

5.

Definitions of “Stock” and “Common Stock”. “Stock”, as used in the Plan, and “Common Stock”, as used in the award agreements, shall each mean “the Class A-3 Common Shares (as defined in the LLC Agreement) of the Company”.

6.

Notice in the Event of a Change in Control. Section 7(d)(iii) of the Plan shall be amended to add the following sentence at the end of this section: “The Company shall notify the holders of Stock options under the Plan of the exercise period described in this Section 7(d)(iii) at least five (5) days prior to the effective time of the Change in Control.”

7.

Continuing Force and Effect. The Plan and the applicable award agreements, as amended and modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.

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